UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 2, 2013
(Date of earliest event reported)

DEGARO INNOVATIONS CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-169770 (Commission File Number)	46-2934710 (IRS Employer Identification No.)

6025 S. Quebec, Suite 100, Centennial, CO (Address of principal executive offices)	80111 (Zip Code)

Registrant’s telephone number, including area code:   888-498-8880

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 2, 2013, Degaro Innovations Corp. (the “Company”, “we”, “us” or “our”) entered into a Farmout Agreement (the “Farmout Agreement”) with Blue Water Petroleum LLC (“Farmor”) relating to certain leased lands (the “Leased Lands”) represented by 12,979.28 gross acres located in Big Horn County, Montana. Under the Farmout Agreement, Farmor granted to the Company, as farmee, all of Farmor’s right, title and interest in and to the leases (the “Leases”) covering the Leased Lands (the “Earned Interest”), subject to the completion of the Work Program (as defined in the Farmout Agreement).  Farmor reserved and retained an 8% royalty interest in the Leases prior to Payout (as defined in the Farmout Agreement) and a 16% royalty interest in the Leases after Payout for each 40 acre drillsite, or portion thereof, located within the Leased Lands.

As consideration for the Earned Interest, the Company agreed to complete the following work program (the “Work Program”):

i.	On or before December 31, 2013, with respect to an “Initial Drill Site,”

(a)	Provide capital to deepen the existing 11-22 Tribal water well, and prepare for water production necessary for injection project;

(b)	Provide capital to conduct required EPA testing of the designated #51122 injection well, and prepare for injection operations;

(c)	Provide capital to drill two additional oil production wells, and prepare wells for oil production; and

(d)	Provide capital for steam injection testing of designated injection well and four oil production wells. (two currently existing)

ii.
On or before December 31, 2013, drill and complete two permitted exploration wells, to a depth not to exceed 1,500 feet, in Sections 10 and 21, Township 5 South, Range 25 East in Big Horn County, Montana.

iii.	Provide Farmor with a $50,000 advanced royalty payment for working capital purposes upon signing of the Farmout Agreement.

Upon the completion of the Work Program, we agreed to complete the following drilling program obligations (the “Drilling Program”):

i.
Drill and complete an injection well and four surrounding producing wells.  We are required to commence drilling on or before April 30, 2014 and commence steam injection operations on the wells on or before August 31, 2014.

ii.
Drill and complete an injection well and four surrounding producing wells.  We are required to commence drilling on or before April 30, 2015 and commence steam injection operations on the wells on or before June 30, 2015.

iii.	Provide Farmor with a $50,000 advanced royalty payment for working capital by April 30, 2014.

We may extend the deadlines for these Drilling Program obligations for delays caused by permit delays or delays caused by fire, flood, weather, Acts of God and other delays beyond our control for specified periods not to exceed 120 days in total.

If we elect not to complete the Work Program or the Drilling Program (collectively referred to as the “Programs”), or we fail to complete the requirements of the Programs by the deadlines set forth therein (collectively the “Program Deadlines”), then Earned Interest shall revert to Farmor, the Farmout Agreement shall terminate, and Farmor shall have no further rights or remedies with respect to our failure to complete the Programs; except that we shall retain the Earned Interest earned with respect to the Initial Drill Site (as defined in the Farmout Agreement) and the Earned Interest earned with respect to any wells drilled under the Drilling Program.  In the event any portion of the Earned Interest reverts to Farmor, we shall execute and deliver any transfer or assignment documents reasonably requested by Farmor to evidence the reversion of the Earned Interest to Farmor.

Farmor also agreed to transfer all geological and engineering data to the Company, and any information pertaining to the project.  Farmor also requires us to change our corporate name to “Blue Water Petroleum Corp.” which we will effect as soon as practicable.

The Farrnout Agreement contains customary representations, warranties and covenants.

A copy of the Farmout Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The above description of the Farmout Agreement is a summary only and is qualified in its entirety by reference to the complete text of the Farmout Agreement.

Item 9.01. Exhibits.

10.1           Farmout Agreement dated July 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEGARO INNOVATIONS CORP.

DATE: July 3, 2013	By:	/s/ Thomas Hynes
Thomas Hynes Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Farmout Agreement dated July 2, 2013